Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-274482, 333-273574, 333-251264, and 333-236000) and Form S-8 (File Nos. 333-259274 and 333-205577) of NanoVibronix, Inc. of our report dated February 14, 2025, with respect to the consolidated financial statements of ENvue Medical Holdings Corp. (formerly Envizion Medical Holding Corp.) included in NanoVibronix, Inc.’s Current Report on Form 8-K dated February 14, 2025, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel Aviv, Israel
February 14, 2025